Exhibit 4.2

NUMBER P-0 SHARES See Reverse for Certain Definitions Incorporated under the laws of the State of New York LUCID, INC. Preferred Stock SPECIMEN This is to certify that is the owner of Fully Paid and Non-Assessable Shares of Preferred Stock of LUCID, INC. transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed. Witness, the seal of the Corporation and the signatures of its duly authorized officers. Dated Secretary president CORPKIT, NEW YORK